SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)



                      BRILLIANT DIGITAL ENTERTAINMENT, INC.
------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                          COMMON STOCK, $.001 PAR VALUE
------------------------------------------------------------------------------
                           (TITLE CLASS OF SECURITIES)

                                   109502104
------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                DECEMBER 19, 2001
------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1(b)
        [X]   Rule 13d-1(c)
        [ ]   Rule 13d-1(d)





- -------------------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

CUSIP No. 109502104                 13G                     Page 2 of 5 Pages
_______________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                DAVID WILSON

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                       2,170,736
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                      2,319,155
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                     2,170,736
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                        2,319,155
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,489,891

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 5 Pages

CUSIP No. 109502104                 13G                     Page 3 of 5 Pages
_______________________________________________________________________________

ITEM 1(A).     NAME OF ISSUER:

                      Brilliant Digital Entertainment, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      6355 Topanga Canyon Boulevard, Suite 120
                      Woodland Hills, California  91367

ITEM 2(A).     NAME OF PERSON FILING:

                      David Wilson

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                      David Wilson
                      P.O. Box 98
                      Preston, MD  21655


ITEM 2(C).     CITIZENSHIP:

                      United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $0.001 per share

ITEM 2(E).     CUSIP NUMBER:

                      109502104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                      Not Applicable



                               Page 3 of 5 Pages

ITEM 4.        OWNERSHIP.

     See the responses to Items 5, 6, 7, 8, 9 and 11 of the cover page to this Schedule 13G

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                      Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                      Not Applicable

ITEM 10.       CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    DAVID WILSON

                                                November 26, 2002
                                         --------------------------------------
                                                      (Date)

                                                /S/ DAVID WILSON
                                         --------------------------------------
                                                    (Signature)


                               Page 5 of 5 Pages